Exhibit 99.1

Contact:

Jeff Brown

Electronic Arts

jbrown@ea.com

650-628-7922

For Immediate Release

EA EXECUTIVE JOHN RICCITIELLO RESIGNS

CEO Larry Probst Assumes Interim Responsibilities

REDWOOD CITY, CA—April 7, 2004—Electronic Arts today announced that President and Chief Operating Officer John Riccitiello, responsible for global publishing, online and other corporate departments, has resigned his position effective immediately but will remain at EA for a transition period.

“I want to thank John for the tremendous contribution he’s made in the past six years,” said CEO Larry Probst. “His vision and leadership have been extremely valuable and he has built an outstanding team. I wish John the very best.”

“My time at EA was the best work experience in my life,” said Mr. Riccitiello. “Personally, it is time to do something different and I intend to start a private equity business. I’m leaving EA when the company is enriched with the best people, the best properties and a very bright future.”

Mr. Probst will continue as CEO and assume interim responsibility for Mr. Riccitiello’s duties while EA evaluates candidates to join the company’s senior leadership team.

ABOUT ELECTRONIC ARTS

Electronic Arts (NASDAQ:ERTS), headquartered in Redwood City, California, is the world’s leading interactive entertainment software company. Founded in 1982, Electronic Arts posted revenues of $2.5 billion for fiscal 2003. The company develops, publishes, and distributes interactive software worldwide for video game systems, personal computers and the Internet. Electronic Arts markets its products under three brand names: EA SPORTS™, EA GAMES™, and EA SPORTS BIG™. EA’s homepage and online game site is www.ea.com. More information about EA’s products and full text of press releases can be found on the Internet at http://info.ea.com.

###

Electronic Arts, EA GAMES, EA SPORTS, and EA SPORTS BIG are trademarks or registered trademarks of Electronic Arts Inc. in the U.S. and/or other countries. All other trademarks are the property of their respective owners.